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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS



In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiaries United MoneyCorp, Inc., ("UMY") and Allied Health Options, Inc. ("AHO"), hereinafter collectively referred at as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:

CUSTOMER CONCENTRATION RISK

         A substantial portion of the Company's historical revenues and cash flows were and are generated from numerous services provided to various departments of two major customers. The Presbyterian Healthcare System of Dallas ("PHSD") collection agency services contract terminated effective May 4, 1999 with revenue generation terminating in August, 1999. Transmissions from the Washington Hospital Center's ("WHC") Department of Womens' Services ("WHCDWS") terminated effective October 1, 1999. Transmissions from the WHC Department of Emergency Medicine ("WHCDEM") terminated effective October 31, 1999. On December 27, 1999, the WHC Hospital Billing ("WHCHBD") contract was restructured requiring a fifty percent fee reduction to be effective for claims placed on and after October 1, 1999. This contract was subsequently terminated on July 1, 2000. These terminated PHSD and WHC contracts accounted for 29%, 83% and 89% of total consolidated revenues during 2000, 1999 and 1998, respectively.



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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

         On March 22, 2000, UMC executed a medical claims management contract for backlog and ongoing claims with Presbyterian Healthcare Services ("PHS") of New Mexico. On October 13, 2000 UMC executed a self-pay and patient balance account management contract with PHS. Revenue from these contracts accounted for 31% of total revenue for 2000 and 69% of total revenue during the fourth quarter of 2000.


         If the Company is unable to retain its contracts with PHS, or if there is a significant decrease in the amount of claims placed with the Company by PHS, or any other detrimental actions with respect to the PHS contracts, the Company will be required to adopt substantially different strategies than those in the existing business plan and could possibly become insolvent. These strategies may include, but are not limited to, actions such as reducing management and line employee headcount and compensation, restructuring existing financial obligations, seeking a strategic merger or acquisition, seeking the sale of the company, and/or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

         The Company continues to pursue new business in order to reduce the customer concentration risk, but there can be no assurance that the Company will be successful in these efforts.

ASCENDING LIABILITY TO A PARENT CORPORATION FOR THE OBLIGATIONS OF AHO, ITS WHOLLY OWNED SUBSIDIARY

         On October 14, 1999, AHO filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Texas to liquidate pursuant to Chapter 7 of Title 11 of the United States Bankruptcy Code. The filing was made primarily due to the insolvency of AHO. At October 14, 1999, the net liabilities of AHO totaled approximately $2.7 million of which approximately $1,059,000 represents unsecured intercompany loans and other forms of working capital provided by UMC. AHO's accounts were deconsolidated on October 14, 1999.

         It is UMC's opinion, supported by the opinion of legal counsel, that the liabilities of AHO, including the Medicare settlement reserve, do not ascend to UMC as the sole shareholder of AHO. This opinion is based on management's assertion that it has maintained appropriate organizational and operational segregation and control in order to preserve the corporate integrity and separateness of UMC and AHO. It is management's' opinion that the corporate veil of AHO is in tact and will provide adequate protection to UMC as the sole shareholder of AHO. Any failure with respect to preserving or defending the corporate veil of AHO could have a material adverse effect on UMC.

KEY MANAGEMENT AND BOARD OF DIRECTORS

         The Company's success in general and its continued ability to grow its operations and increase its shareholder value, is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.



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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

ON-GOING MANAGEMENT INITIATIVES

         The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.

CREDIT AVAILABILITY

         The Company currently leases its AS/400 computer and certain other office equipment under long-term lease agreements. Management anticipates that additional lease financing may be required to meet the future needs of the Company. Should the Company not be able to secure lease financing or other similar forms of credit at terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

         The Company has a bank promissory note, which matures on December 20, 2001. The terms of the Note are such that the Company could be deemed, from time to time, to be in default due to a number of factors including, but not limited to: a.) a material adverse change in the Company's financial condition or if the lender believes the prospect of payment or performance of the Credit Facility is impaired and, b.) the lender in good faith deems itself insecure based on a change in the financial position of the Company. Upon default, the lender may declare the entire outstanding balance of the Credit Facility, plus accrued and unpaid interest, to be immediately due and payable. There can be no assurance that the Company will be able to prevent the aforementioned events of default from occurring. Any failure to prevent default could have a material adverse effect on UMC.

TECHNOLOGICAL ADVANCES

         Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.



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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

COMPETITION

         The business of medical insurance claims processing, accounts receivable management and collections agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

         Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and
(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.

GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

         The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

         In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

         In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Clinton Administration had proposed alternate measures to reduce, to a lesser extent, projected increases in Medicare and Medicaid expenditures. Neither proposal has become law. Should



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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS

measures such as these become law, there can be no assurance that these changes will not have a material adverse effect on UMC.

EXISTING GOVERNMENT REGULATION

         Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collections activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

         Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and has increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payors and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

         Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

         There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.




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